Press Release

ROMA FINANCIAL CORPORATION ANNOUNCES FIRST QUARTER 2009 EARNINGS

Robbinsville, New Jersey, April 30, 2009 – Roma Financial Corporation (NASDAQ GS: ROMA) (the “Company”), the holding company of Roma Bank, announced today its results of operation for the three months ended March 31, 2009. Net income attributable to Roma Financial Corporation for the three months ended March 31, 2009 was $.9 million, or $.03 per diluted share, compared to $1.2 million, or $.04 per diluted share, for the same period of the prior year.

At March 31, 2009 the Company’s consolidated assets increased 8.7% to $1.2 billion compared to $1.1 billion at December 31, 2008, deposits increased 10.8% to $846.8 million and equity increased to $213.9 million from $213.0 million at December 31, 2008.

“Substantial growth in earning assets between the two quarters overcame a tightening in net interest margin and led to an 8.5% improvement in net interest income. However, this benefit was negated by the additive costs of branches opened during 2008; and increases in loan loss provisions, pension costs, a full quarter’s expense of our equity incentive plans, and a higher level of expense arising from the operations of our de-novo bank” commented Peter A. Inverso, President and CEO.

He added, “The Company has been very successful in attracting new customers and deposits, and has experienced a marked increase in residential loan demand. The exceptional quarterly growth in deposits has been primarily predicated on our marketplace responding to the capital strength and safety of our Company. Additionally, very appealing low long term interest rates have stimulated a near record quarterly growth in residential loan applications in the recently completed quarter. Applicants, fifty percent of whom are new customers, are seeking to refinance mortgage and home equity loans.

Our non-performing loans inched up since the end of the year. They are sufficiently collateralized and appropriate action is being taken. Significant losses are not anticipated. However, the depth and duration of the economic recession remains a variable that can put further strain on the credit quality of loan portfolios throughout banking”, concluded Inverso.

Shares of the Company began trading on July 12, 2006, on the NASDAQ Global Select Market under the symbol “ROMA.”

Roma Financial Corporation (NASDAQ:ROMA) is the holding company of Roma Bank, a community bank headquartered in Robbinsville, New Jersey. Roma Bank has been serving families, businesses and the communities of Central New Jersey for over 87 years with a complete line of financial products and services, and today Roma Bank operates branch locations in Mercer, Burlington and Ocean counties in New Jersey. Visit Roma online at www.romabank.com.

Forward Looking Statements

The foregoing material contains forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.